UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 29, 2015

ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32567 (Commission File Number)	74-2966572 (IRS Employer Identification No.)

12700 Park Central Drive, Suite 1600
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (972) 367-3600

____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
In March 2015 Delek US Holdings, Inc. (“Delek”) requested approval from the Board of Directors (the “Board”) of Alon USA Energy, Inc. (the “Company”) for purposes of Section 203 of the General Corporation Law of the State of Delaware (“Section 203”) with respect to the potential purchase by Delek of some or all of the shares of common stock (the “Alon Israel Shares”) owned by Alon Israel Oil Company, Ltd. (“Alon Israel”). In respect of the request from Delek, the Board formed a Special Committee consisting of independent directors (the “Special Committee”) and authorized it to, among other things, review, negotiate and evaluate Delek’s request and make a recommendation to the Board in connection therewith. The Special Committee and Delek thereafter negotiated the terms and conditions of a potential approval of Delek by the Board for purposes of Section 203. Based on the recommendation of the Special Committee, the Board approved Delek for purposes of Section 203. In connection with the possible acquisition by Delek of Alon Israel Shares, the Company and Delek entered into a confidential Stockholder Agreement (the “Agreement”) establishing certain terms and conditions concerning, among other things, the future acquisition and disposition of securities of the Company by Delek.
Discussions between Alon Israel and Delek commenced following the execution of the Agreement and are ongoing. Both parties have advised the Company that there can be no assurances that an agreement for Delek to acquire Alon Israel Shares will be reached. If an agreement for Delek to acquire the Alon Israel Shares cannot be reached within a designated time as set forth in the Agreement, Delek will again be subject to the restrictions on business combinations set forth in Section 203.
On March 29, 2015, the Company became aware that public disclosure of the existence of negotiations between Alon Israel and Delek had been made in an Israeli publication. In response to this unauthorized public disclosure, and in order to ensure that the Company’s stockholders are provided with accurate and adequate information, the Company is disclosing in this Current Report on Form 8-K the Agreement between the Company and Delek.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.
Date:	March 30, 2015	By:	/s/ Shai Even
Shai Even
Senior Vice President and Chief Financial Officer